Exhibit 99.2

November 22, 2013

Estimated Share Valuation

Summary

•            On November 11, 2013, the board of directors of Behringer Harvard Opportunity REIT I, Inc. (the Company) established an estimated per-share valuation for common stock of $3.08. The previous per-share valuation was $3.58.

•            Five investments had the most significant impact on the reduced estimated share value: Royal Island, the Lodge & Spa at Cordillera, our Central Europe portfolio, Northpoint Center, and Northborough Tower.

•            Since September 2011, the Company has made significant progress in strengthening the balance sheet by improving its cash position and reducing debt. Our cash balance has increased by 228% and our debt balance has been reduced by 54%, or $164.6 million.

•            We are hopeful that our challenged properties have seen the worst in terms of value declines, and we believe our improved balance sheet should help us create upside in the rest of the portfolio.

Dear Shareholder:

The board of directors of Behringer Harvard Opportunity REIT I, Inc. established an estimated per-share valuation of $3.08 for common stock on November 11, 2013. This estimated per-share value reflects the value of the Company’s assets and liabilities given the market conditions at this current point in time.

The new estimated per-share valuation will be immediately reflected in your account value when you access your account records online. It will also be reflected in the account value on your next investor statement, which will be mailed in January 2014.

As part of the valuation process, the Company engaged Robert A. Stanger & Co. Inc. (Stanger), an independent third-party investment banking, valuation, and appraisal firm. Stanger specializes in real estate, traded and non-traded REITs, and direct participation programs. The Company obtained Stanger’s opinion regarding the “as is” market value of its real estate investments and the reasonableness of the valuation methodology and valuation conclusions of the Company’s Advisor (Behringer Harvard Opportunity Advisors I LLC) for the Company’s other assets and liabilities.

Significant Factors Affecting the Valuation

The following investments contributed most significantly to the change in the 2013 estimated per-share valuation.

IS-0556

Challenging Properties

Royal Island and the Lodge & Spa at Cordillera have experienced the most impact from an extended period of slow and protracted economic recovery in the United States and elsewhere. The value creation plan for both investments was based on assumed demand for vacation homes. However, consumer demand for second residences and luxury resorts remains tempered, and significantly below pre-recession levels. As a result, the Company has experienced lower or negative returns on its development projects.

•                  Royal Island in the Bahamas. The valuation of this 430-acre island development project reflects several factors including the lack of comparable sales of resort properties, a low level of demand from opportunistic investors and developers, and an uncertain outlook for large-scale resort developments.

•                  Lodge & Spa at Cordillera in Edwards, Colorado. This development project involved a planned expansion of the hotel to provide time-share residences and second homes on land available for development. The valuation reflects low demand for comparable properties and the bankruptcy of nearby unaffiliated golf amenities.

Submarket-affected Properties

Challenging conditions in the surrounding submarkets and regions have particularly impacted the valuations for the Company’s portfolio in Central Europe and its office holdings in the Greenspoint submarket of Houston.

•            Central Europe Retail and Industrial Portfolio. Continuing economic instability and uncertainty, especially in the real estate and capital markets, have adversely impacted valuations in Central Europe (Czech Republic, Slovakia, Poland and Hungary). These conditions have contributed to reductions in property values, investor demand, and market liquidity, and it has been difficult for the Company to refinance matured and maturing debt. Although the portfolio properties generally have been well-leased, downward pressure in the market has resulted in re-leasing at lower rental rates. However, we have used most of the cash flow to reduce property-level debt and have successfully extended €12.4 million of debt during 2013. We have reduced outstanding debt by €10.5 million, or approximately 15%, since we acquired the portfolio in 2008.

•            Northpoint Center and Northborough Tower in Houston, Texas. Exxon recently announced their intention to relocate outside the Greenspoint submarket, which is where both of these office assets are located. Exxon’s departure is expected to dampen rental growth rates in the near term, and this has created uncertainty regarding the valuation of office buildings in this energy-centered market. However, both properties are 100% leased and generating positive cash flow. We believe that there is potential for improvement in the valuations of these assets as the office space vacated by Exxon is absorbed and demand normalizes in the submarket.

Stabilizing Properties

We have made progress in stabilizing a number of our other assets. We believe that, with time and prudent management, these investments present the best opportunities for improving the future value of the Company’s real estate assets.

The following properties achieved increases in their estimated valuations that partially offset the decreases in the estimated valuations of the investments discussed above.

•            Frisco Square mixed-use property in Frisco, Texas. Occupancy at Frisco Square is approximately 90% or higher in all phases; leasing activity remains robust; and we continue to see interest from office and multifamily developers for tracts of land within the development. While we are optimistic about this property, at this time none of this interest has come to fruition.

•            Chase Park Plaza hotel and condominium development property in St. Louis, Missouri. Hotel operations have continued to strengthen and all but two of the original 86 condominium units have been sold. Hotel net operating income has increased approximately 4% in the first nine months of 2013, compared with the same period in 2012.

•            Las Colinas Commons office property in Las Colinas, Texas. We have recently stabilized this property and improved its value by negotiating a 5 1/2-year lease extension with a major tenant.

Improvement in Performance Metrics

We are continuing to execute our strategic plan to create long-term upside value in the portfolio and strengthen the Company’s balance sheet. Last year, we made progress on several fronts and this has continued into 2013.

During the first nine months of 2013, the Company sold three assets. We redeployed the proceeds of these sales in several ways. The proceeds helped support operations and strengthen the balance sheet by enhancing the Company’s cash position and reducing debt. Some of the proceeds also were reinvested in other portfolio assets where we saw opportunities to enhance or preserve value.

Performance Metric (in millions, except percentages)	September 30, 2013	Change	September 30, 2012	Change	September 30, 2011
Cash and cash equivalents	$36.4	-29%	$51.4	363%	$11.1
Recourse debt	$11.2	-77%	$48.2	-79%	$230.6
Total debt	$140.6	-27%	$192.1	-37%	$305.2
Leverage ratio	43%	-2 pct. pts.	45%	-8 pct. pts.	53%

Cash Position Improved and Debt Reduced

We increased our cash position by $25.3 million, or approximately 228% (as of September 30, 2013, as compared with September 30, 2011). Our improved cash position is providing us with important flexibility in our efforts to preserve and increase the value of the Company’s existing assets.

We reduced outstanding debt by $164.6 million, or approximately 54%, as compared with September 30, 2011. Because we reduced our debt, our leverage ratio (which is total debt divided by total assets) was also reduced to 43%. The Company’s exposure to recourse debt obligations remained very low; at $11.2 million, it is approximately 95% lower than on September 30, 2011.

The decrease in cash that occurred between September 30, 2012 and September 30, 2013 was primarily due to the paying down of debt that was required to restructure the loans related to our holdings at Frisco Square.

Conclusion

Although much work remains to be done, we have made progress this year in stabilizing the performance of several assets and achieving a stronger financial footing for the Company. While the estimated share valuation is a significant indicator, we also believe that much of the progress we have made, and the potential that has been preserved for future value creation, is not readily apparent in a single metric.

Our overarching goal is to maximize returns and achieve the best outcome for our shareholders. That commitment has endured and will not change. We will continue to keenly focus on enhancing the performance of all of the Company’s assets as we work diligently to preserve and enhance their value.

As we progress through our disposition phase, we will continue to focus on executing our business plan and monitoring market conditions with an eye toward the opportune timing for a liquidity event. Our plans will be dependent on market forces that can’t be predicted, and our exit strategy could be impacted by economic and market conditions that affect the optimal holding period for specific assets. However, we currently intend to complete this plan over the next four to five years. Our exit options are likely to include an orderly and incremental liquidation of our assets, or listing of our shares on a national exchange, or other liquidation opportunities.

If you have any questions about your investment or this estimated share valuation, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely,

Robert S. Aisner	Michael J. O’Hanlon
Chairman of the Board	Chief Executive Officer and President

For more information regarding the estimated per-share valuation, please refer to the “Other Information” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the Securities and Exchange Commission on November 14, 2013.

Forward-Looking Statements

This letter contains forward-looking statements, including discussion and analysis of the financial condition of the Company and its subsidiaries and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of our management based on their knowledge and understanding of our business and industry as of the date of this letter. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Important Risk Factors to Consider

Factors that could cause actual results to differ materially from any forward-looking statements made in this letter include, but are not limited to: market and economic challenges experienced by the U.S. and global economies or the real estate industry as a whole and the local economic conditions in the markets in which our properties are located; our ability to make accretive investments in a diversified portfolio of assets; future changes in market factors that could affect the ultimate performance of our development or redevelopment projects, including without limitation construction costs, plan or design changes, schedule delays, availability of construction financing, performance of developers, contractors and consultants, and growth in rental rates and operating costs; the availability of cash flow from operating activities for distributions, if any; our level of debt and the terms and limitations imposed on us by our debt agreements; the availability of credit generally, and any failure to refinance or extend our debt as it comes due or a failure to satisfy the conditions and requirements of that debt; our ability to secure resident leases at favorable rental rates; our ability to retain our executive officers and other key personnel of our Advisor, our property manager and their affiliates; conflicts of interest arising out of our relationships with our Advisor and its affiliates; unfavorable changes in laws or regulations impacting our business or our assets; and factors that could affect our ability to qualify as a real estate investment trust.

The forward-looking statements should be read in light of these and other risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.